Exhibit 99.1

FOR IMMEDIATE RELEASE:

FIRMAN LEUNG APPOINTED TO THE BOARD OF DIRECTORS OF MIDWEST HOLDING INC.

Lincoln, Nebraska, December 7, 2016 – MIDWEST HOLDING INC. (OTCQB: MDWT) a Lincoln, Nebraska based financial services holding company, announced today that Firman Leung has been appointed to the Company’s Board of Directors, effective December 7, 2016.

Mr. Leung has over 30 years of experience in the financial services industry as an Investment and Capital Markets Banker in New York, London and Hong Kong. He is currently the Managing Principal of Columbus Circle Capital, LLC in New York and the Executive Managing Director of Investment Banking and Capital Markets at American Capital Partners, LLC, also in New York. Mr. Leung has also held senior positions at Morgan Stanley, Bank of America Merrill Lynch, Salomon Brothers, Citigroup and Sandler O’Neill & Partners. Firman received his BS in Economics from The Wharton School at University of Pennsylvania and his MBA degree from The Amos Tuck School at Dartmouth College. Mr. Leung has also been a product speaker at the Las Vegas MoneyShow in the main forum: “Building a Durable Income Portfolio.”

“We are extremely pleased to have Mr. Leung join our Board of Directors,” stated Mark Oliver, Chairman of the Board and CEO of Midwest Holding. “His many years of Investment Banking experience on Wall Street will be invaluable to us as we accelerate Midwest’s growth and acquisition programs and our capital raising efforts. The addition of Mr. Leung also reaffirms our commitment to have a Board comprised of significant business and investment expertise.”

Midwest Holding is a financial services holding company headquartered in Lincoln, Nebraska. Its long-term growth plan centers around the sale of ordinary whole-life insurance to residents in small communities in middle-America and the acquisition of other U.S. life insurers.

For further information contact:

Joel Mathis, Sr. Vice President
214-505-6497
Jmathis@midwestholding.com